Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY HOLDS

ANNUAL MEETING OF STOCKHOLDERS

Calabasas Hills, CA — June 4, 2010 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the results of its Annual Meeting of Stockholders, which was held on June 2, 2010.

Stockholders voted to reelect independent directors Allen J. Bernstein and Thomas L. Gregory to the Company’s Board of Directors.  Each director elected will serve a term that expires at the Company’s 2011 Annual Meeting of Stockholders.  In 2011, all directors will stand for election to one-year terms as a result of the elimination of the Company’s classified board structure, which stockholders approved at the 2008 Annual Meeting of Stockholders.

Stockholders also approved the Company’s 2010 Stock Incentive Plan and 2010 Amended and Restated Annual Performance Incentive Plan.  In addition, stockholders ratified the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2010, which ends on December 28, 2010.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 162 full-service, casual dining restaurants throughout the U.S., including 148 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  For more information, please visit www.thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100